EXHIBIT 10.54

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is entered into as of January 26, 2006 (the “Effective Date”) by and between AVI BioPharma, Inc., an Oregon corporation having its principal place of business at One SW Columbia, Suite 1105, Portland, Oregon 97258 (the “Company”), and Chiron Corporation, a Delaware corporation having its principal place of business at 4560 Horton Street, Emeryville, California 94608, U.S.A. (the “Purchaser”).

BACKGROUND

WHEREAS, Company and Purchaser have entered into that certain License Agreement of even date herewith (the “License Agreement”) under which Purchaser agreed to license certain patent rights to Company in exchange for milestone and royalty payments; and

WHEREAS, Company wishes to sell and issue stock to Purchaser in lieu of the first milestone payment due under the License Agreement;

NOW, THEREFORE, in consideration of the above premises and the mutual covenants contained herein, the parties hereto agree as follows:

1.             PURCHASE AND SALE OF STOCK

1.1.         Sale and Issuance of Stock.  Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase at the Closing and the Company agrees to sell and issue to the Purchaser at the Closing shares of Company common stock with a fair market value of $500,000 (the “Shares”).  The number of shares issued to Purchaser will equal the result obtained by dividing $500,000 by the average daily closing share price of Company common stock, as reported by the Nasdaq National Market (“Nasdaq”) for the ten (10) consecutive trading days ending three (3) trading days prior to the date of execution of the License Agreement (the “Issue Price”).  The sale and issuance of the Shares will be in lieu of the $500,000 cash payment otherwise due to Purchaser upon IND filing for Company’s product candidate, AVI-4065, as set forth in Section 3.1.1(a) of the License Agreement.

1.2.         Closing; Delivery.  The purchase and sale of the Shares shall take place remotely upon execution of this Agreement (such time and place, the “Closing”).  No later than the first business day following the Closing, the Company shall cause its transfer agent to electronically transmit to the Purchaser’s or its designee’s account with The Depository Trust Company (“DTC”) all of the Shares being purchased by the Purchaser at such Closing.

1.3.         Price Protection.  If Purchaser sells all of the Shares during the 60 days following the Closing (the “Sales Period”) and Purchaser sells no more than 75,000 Shares during any calendar week during the Sales Period, Company shall pay to Purchaser funds equal to the excess of $500,000 over the Net Proceeds received by Purchaser from the sale of Shares during the Sales Period, where “Net Proceeds” equals gross proceeds less (a) in the event that Purchaser uses a discount broker of its election in connection with such sale, less the broker commissions for such sale, or (b) in the event that Purchaser uses a non-discount broker in connection with such sale, the broker commissions that a discount broker would reasonably charge for an equivalent sale.    If Purchaser sells some, but not all, of the Shares during the Sales Period and Purchaser sells no more than 75,000 Shares during any calendar week during the Sales Period, Company shall pay to Purchaser funds equal to the excess of the Aggregate Issue Value of the Shares sold during the Sales Period over the Net Proceeds received by Purchaser from such sales, where “Aggregate Issue Value” equals the Issue Price multiplied by the number of Shares sold during the Sales Period.

1.3.1.      Notice.  Any payment under Section 1.3 shall be due and payable ten (10) days following delivery of written notice from Purchaser to Company of the amount due under Section 1.3 (which notice shall specify in reasonable detail the number of Shares sold and the Net Proceeds from such sales).

1.3.2.      Limitation.  During the Sales Period, Purchaser agrees not to acquire any shares of Company common stock (or options, warrants or rights to acquire such shares) nor engage in any short selling, hedging or arbitrage activities with respect to Company common stock.  If Purchaser sells more than 75,000 Shares during any calendar week or if Purchaser engages in trading activity prohibited under this Section 1.3, Company’s obligations under Section 1.3 shall terminate and be of no further effect.

1.4.         Profit Sharing.  If Purchaser sells all of the Shares during the Sales Period, Purchaser shall retain all Net Proceeds received upon the sale of such Shares, up to $550,000. If Purchaser sells some, but not all, of the Shares during the Sales Period, Purchaser shall retain all Net Proceeds received upon the sale of such Shares during the Sales Period, up to an amount equal to one hundred and ten percent (110%) of the Aggregate Issue Value of the Shares sold during the Sales Period.  Any Net Proceeds from the sale of Shares during the Sales Period in excess of one hundred and ten percent (110%) of the Aggregate Issue Value shall be shared equally by Purchaser and Company.  Any payment under this Section 1.4 shall be due and payable thirty (30) days after the last day of the Sales Period.

1.5.         Transfer of Shares.  A transfer of Shares by Purchaser to Purchaser’s Affiliate or in connection with a Change of Control shall not be deemed a sale of Shares for purposes of Sections 1.3 or 1.4.

1.5.1.      “Affiliate” means, with respect to a party, any corporation, partnership, joint venture or other business arrangement which is controlled by, controlling or under common control with such party, and shall include any direct or indirect beneficial ownership of more than fifty percent (50%) of the voting stock or participating profit interest of such corporation or other business entity.

1.5.2.      “Change of Control” means (i) a merger or consolidation of the Purchaser with or into another corporation or other entity, (ii) the sale or transfer of all or substantially all of the properties and assets of the Purchaser, or (iii) any purchase by any individual, entity or group of affiliated individuals or entities (“Person”) of shares of capital stock of the Purchaser (either through a negotiated stock purchase or a tender for such shares), the effect of which is that such Person that did not beneficially own a majority of the voting power of the outstanding shares of capital stock of the Purchaser immediately prior to such purchase beneficially owns at least a majority of such voting power immediately after such purchase.

2.             REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchaser that the following representations are true and complete at and as of the Effective Date and the Closing.  For purposes of these representations and warranties (other than those in Sections 2.2, 2.5, 2.6, 2.7 and 2.9), the term “Company” shall include any subsidiaries of the Company, unless otherwise expressly noted herein.

2.1.         Organization, Good Standing, Corporate Power and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted.  The Company is qualified to do business as a foreign corporation and is in good standing in each state or jurisdiction where such qualification is necessary because of the business it conducts, except where such failure to qualify would not have, and would not be reasonably expected to have, a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, results of operations, or prospects of the Company (“Material Adverse Effect”).

2.2.         Authorization.  All corporate action required to be taken by the Company’s Board of Directors and stockholders in order to authorize the Company to enter into this Agreement, to issue the Shares at the Closing, to register the Shares under the Securities Act, and to list the Shares on Nasdaq has been taken or will be taken prior to the Closing.  All action on the part of the officers of the Company necessary for the execution and delivery of this Agreement, the performance of all obligations of the Company under this Agreement to be performed as of the Closing, and the issuance and delivery of the Shares has been taken or will be taken prior to the Closing.  This Agreement, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with its respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in this Agreement may be limited by applicable federal or state securities laws.

2.3.         Compliance with Laws and Other Instruments.  The Company is not in violation or default (i) of any provision of its Articles of Incorporation or its Bylaws, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or (v) of any provision of federal or state statute, rule or regulation applicable to the Company, except to the extent that such violation or default enumerated above would not have, and would not be reasonably expected to have, a Material Adverse Effect.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not (A) result in or constitute, with or without the passage of time and/or the giving of notice, any such violation or default, (B) be in conflict with any such provision, instrument, judgment, order, writ, decree, contract or agreement, or (C) constitute, with or without the passage of time and/or the giving of notice, an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture or non-renewal of any material permit or license applicable to the Company.

2.4.         SEC Filings.  Company has timely filed with the Securities and Exchange Commission (the “SEC”) all required reports, schedules, forms, statements and other documents, including exhibits and all other information incorporated therein and has filed a shelf registration and prospectus supplement related to the registration of the Shares (collectively, the “SEC Filings”).    The SEC Filings (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations of the SEC promulgated thereunder, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the Effective Date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  There are no written comments of the staff of the SEC related to the SEC Filings that remain unresolved that would have, or would reasonably be expected to have, a Material Adverse Effect.

2.4.1.      Financial Statements.  The financial statements included in the SEC Filings (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and (iii) fairly presented in all material respects the consolidated financial position of the Company and its subsidiaries as of the dates thereof, and the results of their operations and cash flows for the periods specified.

2.4.2.      No Material Change.  Except as identified and described in the SEC Filings filed prior to the Effective Date of this Agreement, there has not been any fact, event, change, development, or circumstance that would have, or would reasonably be expected to have, a Material Adverse Effect.

2.5.         Governmental Consents and Filings.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for shelf registration filings pursuant to Rule 415 under the Securities Act and applicable state securities laws, which have been made.

2.6.         Valid Issuance of Shares.  The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and non-assessable and free of restrictions on transfer other than liens or encumbrances created by or imposed by the Purchaser.  Subject to the filings described in Section 2.7 below, the Shares will be issued in compliance with all applicable federal and state securities laws.

2.7.         Registration of Shares.  The Shares, when issued, sold and delivered to Purchaser under this Agreement, shall be issued pursuant to a prospectus supplement, declared effective by the SEC, to the Company’s shelf registration statement on file with the SEC, and as such shall be deemed unrestricted securities under the Securities Act of 1933 and all other applicable federal and state securities laws and shall, upon issuance, sale and delivery, be immediately tradable by Purchaser without any restriction created under any contract, agreement or similar instrument or pursuant to any federal or state statute, rule or regulation.

2.8.         Disclosure.  After giving effect to the filings described in Section 2.7 above and except for the existence of this Agreement and the License Agreement, which will be disclosed in a public announcement in accordance with Section 9.3 of the License Agreement, neither the Company nor any other person acting on its behalf has provided Purchaser or its agents or counsel with any information that constitutes material, non-public information.  The Company understands and confirms that the Purchaser will rely on the foregoing representations in effecting sales transactions on Nasdaq in the common stock of the Company during the Sales Period and thereafter.

2.9.         Listing.  The Shares, when issued, sold and delivered to Purchaser under this Agreement, shall be listed on Nasdaq.  The Company common stock is validly listed on Nasdaq.  Company is in compliance with the listing requirements of Nasdaq and does not reasonably anticipate that its common stock will be delisted by Nasdaq for the foreseeable future.  There are no proceedings pending, or to the Company’s knowledge threatened, against the Company relating to the continued listing of the Company common stock on Nasdaq.  The Company has not received any written notice of, nor to the Company’s knowledge is there any basis for, the delisting of the Company common stock from Nasdaq.

3.             REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Company that the following representations are true and complete as of the date of the Closing, except as otherwise indicated.

3.1.         Authorization.  The Purchaser has full power and authority to enter into this Agreement.  This Agreement, when executed and delivered by the Purchaser, shall constitute valid and legally binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in this Agreement may be limited by applicable federal or state securities laws.

3.2.         Trading.  The Purchaser has not traded in Company stock, or derivative securities, in the 30-day period prior to or during the 10-day period over which the Issue Price is determined.

4.             CONDITIONS TO THE PURCHASER’S OBLIGATIONS AT CLOSING

The obligations of the Purchaser to purchase Shares at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

4.1.         Representations and Warranties.  The representations and warranties of the Company contained in Section 2 shall be true and correct in all material respects at and as of such Closing, except that any such representations and warranties shall be true and correct in all respects where such representation and warranty is qualified with respect to materiality.

4.2.         Performance.  The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before such Closing, including without limitation all filings necessary for the shelf registration of the Shares.

4.3.         Compliance Certificate.  The President of the Company shall deliver to the Purchaser at the Closing a certificate certifying that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

4.4.         Qualifications.  All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance, sale, registration and listing of the Shares pursuant to this Agreement shall be obtained and effective as of such Closing.

4.5.         License Agreement.  The Company and Purchaser shall have executed and delivered the License Agreement.

4.6.         Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser, and the Purchaser (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested.  Such documents may include good standing certificates.

5.             CONDITIONS TO THE COMPANY’S OBLIGATIONS AT CLOSING

The obligations of the Company to issue and sell Shares to the Purchaser at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

5.1.         Representations and Warranties.  The representations and warranties of the Purchaser contained in Section 3 shall be true and correct in all material respects as of such Closing.

5.2.         License Agreement.  The Company and Purchaser shall have executed and delivered the License Agreement.

6.             REMEDIES

If at the Closing, any of the conditions to Purchaser’s obligations to close set forth in Section 4 (other than Section 4.5) are not satisfied, or waived in the sole discretion of Purchaser, Company shall make a $500,000 cash payment to Purchaser, in lieu of issuing the Shares pursuant to Section 1.1.  Any such payment is due and payable at the Closing, and any amounts paid after the date of the Closing shall bear interest in accordance with Section 3.2.3 of the License Agreement.

7.             INDEMNIFICATION

Company shall indemnify, defend and hold harmless Purchaser and its affiliates and the officers, directors, employees, agents and representatives of Purchaser and its affiliates from and against any and all claims, threatened claims, damages, losses, costs (including reasonable attorneys’ and experts’ fees and expenses), suits, proceedings or liabilities of any kind arising out of acts or omissions that constitute a breach of this Agreement by the Company, including without limitation a breach of any of the representations and warranties of the Company in Section 2.  Company shall have the right to control the defense, negotiation and settlement of any claim for which it has the obligation to provide indemnification, and Purchaser shall cooperate with and provide reasonably requested assistance to the Company in the defense of any such claim.

8.             GENERAL

8.1.         Survival of Warranties.  Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchaser or the Company.

8.2.         Assignment.  Company shall not assign any of its rights or obligations under this Agreement without the prior written consent of the Purchaser.  Purchaser may, without Company’s consent, assign any or all of its rights or obligations under this Agreement to any third party, including without limitation to an Affiliate of Purchaser, provided however that such third party agrees to be bound by the terms of this Agreement.

8.3.         Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.4.         Waivers and Modifications.  The failure of any party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation.

Waiver of any breach of any provision hereof shall not be deemed to be a waiver of any other breach of such provision or any other provision.  No waiver, modification, release or amendment of any obligation under or provision of this Agreement shall be valid or effective unless in writing and signed by all parties hereto.

8.5.         Notices.  All notices or other communications required or permitted hereunder shall be in writing and delivered personally or by facsimile transmission (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by nationally-recognized overnight courier service, addressed as follows

If to Purchaser:

Chiron Corporation

4560 Horton Street

Emeryville, California 94068-2916

Attention: Treasury

Fax: (510) 923-8373

Copy to: Office of the General Counsel

Fax: (510) 654-5360

If to Company:

AVI BioPharma, Inc.

One SW Columbia, Suite 1105

Portland, Oregon 97258

Attention: President

Fax: (503) 227-0751

Copy to: Vice President, Business Development

Fax: (503) 227-0751

or to such other address or facsimile number as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.  Any such communication shall be deemed to have been given (a) when delivered, if personally delivered or sent by facsimile transmission on a business day; (b) on the business day after dispatch, if sent by nationally-recognized overnight courier; and (c) on the third (3rd) business day following the date of mailing, if sent by mail.  In addition to any notices required or permitted hereunder, the parties shall use the contact information below for purposes of providing payment or accounting information set forth in Sections 1.3 or 1.4 of this Agreement:

If to Purchaser:

Chiron Corporation

4560 Horton Street

Emeryville, California 94068-2916

Attention: Treasury

Tel: (510) 923-2783

Fax: (510) 923-8373

If to Company:

AVI BioPharma, Inc.

4575 SW Research Way, Suite 200

Corvallis, Oregon 97333

Attn: Chief Financial Officer

Tel: (541) 753-3635

8.6.         Choice of Law.  This Agreement shall be governed by and shall be construed in accordance with the laws of the State of California without regard to the conflicts of laws provisions thereof.

8.7.         Dispute Resolution.  Any dispute arising out of or in connection with this Agreement shall be resolved by the parties in the following manner:

8.7.1.      Informal Settlement.  Either party may initiate resolution of such controversy by providing to the other party a brief and concise statement of the initiating party’s claims, together with relevant facts supporting them, and referring to this Section 9.  For a period of sixty (60) days from the date of such statement, or such longer period as the parties may agree in writing, the parties shall make good faith efforts to settle the dispute.  Such efforts shall include full presentation of the parties’ respective positions before their respective designated senior executives.

8.7.2.      Arbitration. Any controversy or claim arising out of or relating to this Agreement or the validity, inducement, or breach thereof, shall be settled by binding arbitration before three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then pertaining, except where those rules conflict with this provision, in which case this provision controls.  The parties hereby consent to the jurisdiction of the federal district court for the district in which the arbitration is held for the enforcement of this provision and the entry of judgment on any award rendered hereunder.  Should such court for any reason lack jurisdiction, any court with jurisdiction shall enforce this clause and enter judgment on any award.  Each arbitrator shall be an attorney who has at least fifteen (15) years of experience with a law firm or corporate law department of over twenty-five (25) lawyers or was a judge of a court of general jurisdiction.  The arbitration shall be held in San Francisco, California or such other place as the parties agree, and in rendering the award the arbitrators must apply the substantive law of California (except where that law conflicts with this clause), except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act.  The arbitrators shall be neutral, independent, disinterested, impartial and shall abide by the Code of Ethics for Arbitrators in Commercial Disputes approved by the AAA.  Within forty-five (45) days of initiation of arbitration, each party shall select its arbitrator. The third arbitrator shall be mutually agreed upon by the two arbitrators chosen by the parties.  In the event that the two arbitrators cannot agree on a third arbitrator within sixty (60) days of their approval then AAA shall appoint an arbitrator who shall be an attorney who has at least fifteen (15) years of experience with a law firm or corporate law department of over twenty-five (25) lawyers or was a judge of a court of general jurisdiction.  The parties shall reach agreement upon and thereafter follow procedures assuring that the arbitration will be concluded and the award rendered within no more than eight (8) months from selection of the arbitrators.  Failing such agreement, the AAA will design and the parties will follow procedures that meet such a time schedule.  Each party has the right before or, if the arbitrator cannot hear the matter within a acceptable period, during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration.

8.8.         Entire Agreement.  This Agreement and the License Agreement together constitute the entire agreement between the parties as to the subject matter hereof, and supersede all prior negotiations, representations, agreements and understandings regarding the same.

8.9.         Counterparts.  This Agreement may be executed in counterparts with the same effect as if both parties had signed the same document.  All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

8.10.       Severability.  If any provision hereof should be held invalid, illegal or unenforceable in any respect, then, to the fullest extent permitted by applicable law, (a) all other provisions hereof shall remain in full force and effect and shall be liberally construed in order to carry out the intent of the parties as nearly as may be possible, and (b) the parties agree to use their best efforts to negotiate a provision, in replacement of the provision held invalid, illegal or unenforceable, that is consistent with applicable law and accomplishes, as nearly as possible, the original intention of the parties with respect thereto.  To the fullest extent permitted by applicable law, each party hereby waives any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

8.11.       Construction.  Headings and captions used in this Agreement are for convenience only, in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement, and are not to be used in the interpretation of this Agreement. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural shall include the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense.  The term “including” as used herein shall mean including, without limiting the generality of any description preceding such term.  The language of this Agreement shall be deemed to be the language mutually chosen by the parties, and no rule of strict construction shall be applied against either party.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date set forth above.

CHIRON CORPORATION	AVI BIOPHARMA, INC.

By:	By:

Name: Craig A. Wheeler	Name: Alan P. Timmins

Title: President, Chiron BioPharmaceuticals	Title: President and Chief Operating Officer